Exhibit 10.18
SEPARATION AND CONSULTING AGREEMENT
     This SEPARATION AND CONSULTING AGREEMENT (this “Agreement”) dated as of January 3, 2008 (the “Effective Date”) is made by and among QBE Holdings, Inc., a Delaware corporation (“Parent”), North Pointe Holdings Corp., a Michigan corporation (the “Company”) and James G. Petcoff (the “Executive”).
W I T N E S S E T H
     WHEREAS, the Executive and North Pointe Holdings Corp. entered an employment agreement dated June 10, 2005, as amended as of January 1, 2007 (the “Employment Agreement”), pursuant to which Executive serves as President, Chief Executive Officer and Chairman of North Pointe Holdings Corp.; and
     WHEREAS, pursuant to an Agreement and Plan of Merger dated as of January 3, 2008 (the “Merger Agreement”) between Parent, Noble Acquisition Corporation, a Michigan corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub shall merge with and into the Company (the “Merger”) at which time the Company shall become a wholly-owned subsidiary of Parent; and
     WHEREAS, in connection with the Merger, the Company and the Executive have agreed that Executive will resign his employment with the Company as of the Closing Date (as such term in defined in the Merger Agreement); and
     WHEREAS, subject to the terms and conditions contained herein, the Executive and the Company have mutually agreed to embody in this Agreement the terms and conditions applicable to the Executive’s termination of employment with the Company.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:
     1.     Termination of Employment Agreement. The Employment Agreement between Executive and the Company shall be terminated and cancelled in its entirety as of the Closing Date, and this Agreement shall constitute the entire agreement between Executive and the Company relating to the Executive’s employment with the Company, termination thereof, and certain activities (as set forth herein) following such termination and shall expressly supersede in its entirety the Employment Agreement and any other agreement and understanding, whether written, oral, express or implied, between the Executive and the Company relating to the Executive’s employment with and termination from employment with the Company. For the avoidance of doubt, the Executive hereby specifically waives his right to any and all payments or benefits in connection with his termination of employment pursuant to Section 10 (relating to Post-Termination Payments) and Section 11 (relating to Change of Control) of the Employment Agreement.
     2.     Resignation. Effective on the Closing Date and subject to the consummation of the transactions contemplated in the Merger Agreement, the Executive shall resign as President,

Chief Executive Officer and Chairman of the Company and from any and all directorships, committee memberships or any other positions he holds with the Company or any of its subsidiaries.
     3.     Accrued Payments and Benefits.
     (a)     Accrued Base Salary. On the Closing Date, the Company shall pay to the Executive all accrued and unpaid base salary earned through the Closing Date.
     (b)     Bonus. On the Closing Date, the Company shall pay to the Executive a pro rata portion of Executive’s bonus for 2008, based upon the cash bonus paid or due to the Executive under the Company’s bonus plan applicable to the Executive for 2007.
     (c)     Accrued Vacation Pay. On the Closing Date, the Company shall pay to the Executive all accrued and unused vacation pay earned through the Closing Date.
     (d)     Benefits. Except as otherwise specifically provided in this Agreement, by law or pursuant to the express provisions of any Company employee benefit plan, the Executive’s participation in all employee benefit plans and executive compensation plans and practices of the Company shall terminate on the Closing Date and the Executive shall be entitled to receive any benefits or rights provided to a terminating executive in accordance with the terms of any such plan (excluding any severance payments pursuant to the terms of any Company severance plan).
     4.     Consulting Services.
     (a)     Services. Subject to the Executive’s execution, on the Closing Date, and non-revocation of the waiver and release attached hereto as Exhibit A, the Company shall engage, and the Executive shall serve the Company, in the capacity as a consultant providing consulting, advisory and related services (the “Consulting Services”) to the Company and its subsidiaries as requested by the Company. The term of the Executive’s engagement shall commence on the Closing Date and shall consist of four (4) six-month segments ending on the second anniversary of the Closing Date; provided, however, that either party may give written notice to the other, at least forty-five (45) days prior to the end of any such six-month segment, terminating the consulting engagement as of the last day of such segment (the “Consulting Term”). During the Consulting Term, the Executive shall perform such Consulting Services at such time or times as the Company may reasonably request subject to the Executive’s concurrence (not to be unreasonably withheld); provided, however, that in no event will Executive be required to perform Consulting Services for more than 40 hours in any calendar month during the Consulting Term.
     (b)     Fees. During the Consulting Term, the Executive shall be entitled to a consulting fee in an amount equal to $50,000 per month, payable in arrears on the last business day of each month. The Executive shall be reimbursed by the Company for the Executive’s reasonable and customary expenses incurred in connection with services rendered during the Consulting Term, subject to the submission of properly documented receipts, in accordance with the policies, programs, procedures and practices of the Company in effect at the time the expense was incurred, as the same may be changed from time to time.

     (c)     Death or Permanent Disability. In the event of Executive’s death or cessation of services as a result of his permanent disability during the Consulting Term, an additional amount equal to $300,000 shall become due and payable by the Company as of the date of Executive’s death or cessation of services as a result of his permanent disability. For purposes of this paragraph (c), “permanent disability” shall mean any disability resulting from a physical or mental illness pursuant to which Executive is, or would reasonably be expected to be, unable to perform the Consulting Services for a period of at least three (3) consecutive months (regardless of the duration of the remainder of the Consulting Term).
     (d)     Independent Contractor Status. No provision of this Section 4 shall imply any relationship of partnership, agency or employer and employee between the Company and the Executive during the Consulting Term. The Executive will serve as an independent contractor providing consulting services to the Company. The Executive shall not under any circumstances represent that he is an employee or agent of the Company or any of its subsidiaries. The Executive shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws, with respect to the Executive’s performance of Consulting Services, and the Executive agrees to file any certificates with the Company or other third parties that may at any time be required to demonstrate his status as an independent contractor. The Executive shall not, by reason of this Section 4, acquire any benefits, privileges or rights under any benefit plan operated by the Company or its subsidiaries for the benefit of their employees, including, without limitation, (i) any pension or profit-sharing plans or (ii) any plans providing medical, dental, disability or life insurance protection, except as may otherwise be required under applicable law, and except that the Company covenants and agrees to allow the Executive to participate, for the duration of the Consulting Term, in group benefit plans extended to its employees if and to the extent that the Executive is and remains eligible to participate in such plans on the date hereof and immediately following cessation of his employment by the Company.
     5.     Full Settlement. The Executive acknowledges that the amounts paid under Sections 3 and 4 shall constitute full settlement and satisfaction with respect to all obligations and liabilities of the Company and its affiliates, officers, directors, trustees, employees, shareholders, representatives and/or agents to the Executive with respect to his employment with the Company, including, without limitation, all claims for wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options (other than stock and stock options owned by Executive on the date of this Agreement), commissions, severance pay and any and all other forms of compensation or benefits.
     6.     Return of Company Property. On the Closing Date, the Executive shall return to the Company all Company-owned property in his possession or under his control on such date, including without limitation, credit cards, computer hardware and software, other electronic equipment, records, data, notes, reports, correspondence, financial information, customer files and information and other documents or information (including any and all copies of such property) written or created by, for or on behalf of the Company, whether or not by or at the Company’s request.
     7.     Release and Waiver of Claims at the Closing Date. In consideration for the benefits and payments provided for in Sections 3 and 4 of this Agreement, the Executive hereby agrees to execute a release and waiver of claims in the form attached hereto as Exhibit A, effective as of the Closing Date.
     8.     Confidentiality; Noncompetition; Nonsolicitation.
     (a)     Noncompetition. The Executive covenants and agrees that the Executive will not during the Consulting Term and for a period of two (2) years following the termination of the Consulting Term (the “Noncompetition Period”), without the prior written consent of the Company (such consent not to be unreasonably withheld), directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in an insurance underwriting or agency business activity that is competitive with the business of the Company or its affiliates or subsidiaries, or in any other business being conducted by the Company or any of its subsidiaries on the date hereof or during the Consulting Term in any geographic area in which the Company or any of its affiliates or subsidiaries is conducting such business on the date hereof or during the Consulting Term. In consideration of the foregoing covenant and agreement by the Executive (and in addition to payments due to the Executive under other provisions of this Agreement), the Company covenants and agrees to pay the Executive $10,000 per month, payable monthly in arrears, beginning with the month which includes the Closing Date and ending upon the completion of the Noncompetition Period. No provision in this Section 8(a) shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company, (ii) an owner of not more than ten percent (10%) of the outstanding equity securities of any class of a corporation, partnership, limited liability company or other business enterprise, nor more than five percent (5%) owner of American Equable, Inc. so long as the Executive has no active participation as a director, officer, employee or otherwise in the business of such corporation, partnership, limited liability company, other business enterprise or American Equable, Inc. (iii) a director of any business enterprise so long as the Executive is not an officer or employee of such enterprise and such enterprise does not compete with the Company, or (iv) an owner of any equity interest, a director, an officer or an employee (or some or all of them) of Lease Corporation of America.
     (b)     Nonsolicitation. The Executive further covenants and agrees that during the Noncompetition Period, the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee or consultant of the Company or any of its affiliates or subsidiaries to terminate or abandon his or her employment or services for any purpose whatsoever, or (ii) solicit any policyholder or agent of the Company or any of its subsidiaries or affiliates to engage in an insurance underwriting or agency business activity that is competitive with the business of the Company or its affiliates or subsidiaries on the date hereof or during the Consulting Term in any geographic area in which the Company or any of its affiliates or subsidiaries is then conducting such business.
     (c)     Non-Disparagement. Except to the extent required by law, the Executive agrees not to make or cause to be made, any oral or written statement, or take any other action, which disparages, criticizes, damages the reputation of, or is hostile to, the Company or its administration, employees, management, officers, shareholders, agents and/or directors.

     (d)     Confidentiality. The Executive agrees that the Executive shall not at any time, without the Company’s prior written consent, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its affiliates or subsidiaries or (ii) other technical, business, marketing, proprietary, financial, policyholder, pricing or personnel information of the Company or of any of its affiliates or subsidiaries not intended to be available to the public generally or to the competitors of the Company or to the competitors of any of its affiliates or subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by the Executive to perform properly the Executive’s duties under this Agreement.
     (d)     Remedies. The Executive agrees that if Executive breaches this Section 8, the Company will be irreparably harmed and will have no adequate remedy at law and will be entitled to an injunction as a matter of right from any court of competent jurisdiction restraining further breach of any of this Section 8 without any obligation to post a bond or other security.
     9.     Taxes. The payments due to Executive under this Agreement (other than pursuant to Section 4 hereof) shall be subject to reduction to satisfy all applicable Federal, state and local employment and withholding tax obligations to the extent required by law.
     10.     Non-Admission. The Executive expressly acknowledges that this Agreement does not constitute an admission by the Company of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance relating to the Executive’s employment or termination of employment.
     11.     Forfeiture of Payments. The Executive acknowledges that if the Executive breaches, in any material respect, the terms or conditions contained in the Agreement, the Company will no longer be required to make or continue any payments or benefits payments described herein, to the extent permitted by applicable law.
     12.     Cooperation with Litigation. Except for any litigation as to which the Executive is an adverse party relative to the Company or any of its subsidiaries, the Executive shall cooperate fully with the Company in connection with any existing or future litigation and investigations against the Company or any of its subsidiaries, whether administrative, civil or criminal in nature, and to the extent that the Company deems his cooperation necessary. The Company will, to the extent practicable, provide the Executive with reasonable notice of the need for such cooperation and will make a good faith effort to accommodate the Executive’s reasonable scheduling needs in coordinating such cooperation.
     13.     Notice. Other than a notice of revocation of the waiver and release of claims in accordance with Exhibit A attached hereto, any notices to be given under this Agreement by a party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses, but each party may change his address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of actual receipt; notices mailed by certified or registered mail shall be deemed communicated as of actual receipt; notices mailed first class shall be deemed communicated as of 5 days after mailing:
To Parent:
QBE Holdings, Inc.
Wall Street Plaza
88 Pine Street
New York, NY 10015
Attention: Peter Maloney
Telephone: 212-894-7599
Fax: 212-422-1313
with a copy to (which shall not constitute notice):
Edwards Angell Palmer & Dodge LLP
90 State House Square
Hartford, CT 06103
Attention: Alan J. Levin, Esquire
Telephone: 860-541-7747
Fax: 860-527-4198
To the Company:
North Pointe Holdings Corp.
28819 Franklin Road
Southfield, MI 48034
Attention: Rochelle Kaplan
Telephone: (248) 358-1171
Fax: (248) 359-9937
To the Executive:
James G. Petcoff
968 Arlington Street
Birmingham, MI 48009
with a copy (which shall not constitute notice) to:
Foley & Lardner LLP

500 Woodward Avenue
Suite 2600
Detroit, MI 48226
Attention: Patrick Daugherty, Esq.
     14.     Entire Agreement. This Agreement, together with the agreements referenced herein and Exhibit A attached hereto, represents the entire agreement of the parties with respect to the termination of Executive’s employment and shall supersede the Employment Agreement in all respects effective as of the Effective Date.
     15.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to the principles of conflicts of law thereof.
     16.     Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     17.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
     18.     Effectiveness. This Agreement shall become effective upon the Effective Date; provided, however, that this Agreement shall be of no further force or effect upon any termination of the Merger, in which event the Employment Agreement will be reinstated in all respects as though it had continued in full force and effect at all times since the Effective Date.
     19.     Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and the Executive and their respective heirs, legal representatives, successors and permitted assigns.
     20.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void ab initio, except that the Executive may assign, in his sole discretion, any or all of his rights, interests and obligations under this Agreement to any entity controlled by the Executive (but no such assignment shall relieve the Executive of any of his obligations hereunder).
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

QBE HOLDINGS, INC.
By	/s/ Timothy Kenny
Title

NORTH POINTE HOLDINGS CORP.
By:	/s/ B. Matthew Petcoff
Title:

JAMES G. PETCOFF
By	/s/ James G. Petcoff

Exhibit A
GENERAL RELEASE
I, James C. Petcoff, in consideration of and subject to the performance by [ ]., a Michigan corporation (the “Company”), of its obligations under the Separation and Consulting Agreement by and between the Company and myself dated as of [ ] (the “Agreement”), do hereby release and forever discharge as of the date hereof, the Company and any of its respective present and former subsidiaries and affiliates and all present and former managers, directors, officers, agents, representatives, employees, successors and assigns of the Company, and its respective subsidiaries, affiliates and direct or indirect equityholders of the Company (collectively, the “Released Parties”) to the extent provided below.
1.	I understand that any payments or benefits paid or granted to me under Section 4 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 4 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.	Except as provided in paragraph 4 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company, including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress or defamation; or

any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I agree that this General Release does not limit my right to file, cooperate with or participate in an age discrimination proceeding before a state or federal fair employment practices agency provided I do not recover any monetary benefits in such proceeding. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

4.	I represent that I have not filed any claim against the Company in any forum up to the date of this General Release.

5.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

6.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

7.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE AS FOLLOWS:

8.	I HAVE READ THIS GENERAL RELEASE CAREFULLY;

9.	I UNDERSTAND ALL OF TERMS OF THIS GENERAL RELEASE AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

10.	I VOLUNTARILY CONSENT TO EVERYTHING IN THIS GENERAL RELEASE;

11.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS GENERAL RELEASE AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

12.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON [___] TO CONSIDER IT;

13.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

14.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO HERETO; AND

15.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

[Name]